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                                                                   EXHIBIT 10.1


                                      FOOTHILL



October 8, 1993



Mr. Robert C. Aldworth
Chief Financial Officer
GenRad, Inc.
300 Baker Avenue
Concord, MA 01742-2174

Dear Bob:

I am pleased to inform you that the Senior Credit Committee at Foothill Capital Corporation has granted approval for the following amended terms:

         1. The maturity date of the initial term of the General Loan and Security Agreement (GLSA) will be extended from June 23, 1994 to January 1, 1995.

         2. The financial covenants in the GLSA will be amended to reflect the projected changes in GenRad's financial statements due to the reorganization reserves totalling approximately $40 million. The covenants will allow for an approximate cushion of 30% against quarterly projections.

         3. Foothill Capital Corporation will charge a total fee of $75,000 for the extension and the covenant amendment.

This approval expires on November 30, 1993, if its terms are not legally documented and accepted by both parties prior to this date.

We value our relationship with GenRad, Inc. and look forward to working with you in the future. If we can provide any further assistance regarding this matter, please let us know.

Sincerely,

/s/  BETH A. PEASE
- ------------------

Beth A. Pease
Account Executive